Exhibit 5.4

May 31, 2017

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

Re: Beazer Homes USA, Inc. – Registration Statement on Form S-3 and Shelf Registration

Ladies and Gentlemen:

We have acted as special Colorado counsel, solely with respect to the matters addressed in this letter, to April Corporation, a Colorado corporation (the “Guarantor”) and a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (“Beazer”), with respect to certain matters in connection with the registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering and sale from time to time of up to $500,000,000 aggregate principal amount of certain Beazer securities including, without limitation, senior debt securities (“Senior Debt Securities”) and subordinated debt securities (“Subordinated Debt Securities”). In conjunction with the issuance of the Senior Debt Securities and the Subordinated Debt Securities, the Guarantor may issue a guarantee with respect to such securities (the “Guarantee”).

The Senior Debt Securities will be issued, pursuant to an indenture dated as of April 17, 2002 (the “2002 Indenture”), by and among Beazer, U.S. Bank National Association, as trustee, the Guarantor and the other guarantors signatory thereto. The Subordinated Debt Securities will be issued, pursuant to an indenture dated as of January 12, 2010 (the “2010 Indenture” and collectively with the 2002 Indenture, the “Indentures”), by and among Beazer and U.S. Bank National Association, as trustee. The Guarantee will be issued pursuant to supplemental indentures to the Indentures (the “Supplemental Indentures”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Beazer Homes USA, Inc.

May 31, 2017

We have examined copies of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Articles of Incorporation and Bylaws of the Guarantor, as amended through the date hereof, (ii) a Certificate of Good Standing issued by the Secretary of State of Colorado on May 30, 2017, with respect to Guarantor, (iii) a certificate of the Executive Vice President and Secretary of Guarantor, dated as of the date hereof, with respect to certain facts related to Guarantor, (iv) the Indentures and (v) the Registration Statement.

For purposes of the opinions expressed below, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed that all relevant documents including, without limitation, the Supplemental Indentures, have been (or will be prior to the issuance of the Guarantee) duly authorized, executed and delivered. As to all matters of fact relevant to the opinions and other statements made herein, we have relied on the representations and statements of fact made in the documents so examined, the certificate of the Executive Vice President and Secretary of Guarantor, and the certificates of public officials. We have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the documents submitted to us. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have further assumed that the Guarantee for the Senior Debt Securities will be issued in accordance with, and will be consistent with, the form of notation contained in Exhibit A to the 2002 Indenture, and that the Guarantee for the Subordinated Debt Securities will be issued in accordance with, and will be consistent with, Article XIV of the 2010 Indenture (without changes permitted by Section 3.1 of the 2010 Indenture). Further, we have assumed that the Indentures have not been amended, restated, modified, supplemented or terminated, and no rights thereunder have been waived by any action or inaction of any party thereto. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

The opinions are based as to matters of law solely on applicable provisions of the Colorado Business Corporation Act, as amended and currently in effect.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a) The Guarantor is validly existing as a corporation and in good standing under the laws of the State of Colorado.

(b) The Guarantor has the corporate power to execute, deliver and perform the Guarantee.

Beazer Homes USA, Inc.

May 31, 2017

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level.

This opinion letter has been prepared for your use in connection with the Registration Statement and the Guarantee, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to effectiveness of the Registration Statement.

We hereby consent to the reliance on, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, this opinion letter by King & Spalding LLP; provided, that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

IRELAND STAPLETON PRYOR & PASCOE, PC

By:	/s/ Sarah W. Benedict
Sarah W. Benedict, Vice President